EXHIBIT 99.1

Rigel Announces Offering of 3,165,000 Shares of Common Stock
Friday February 6, 4:13 am ET

SOUTH SAN FRANCISCO, Calif., Feb. 6 /PRNewswire-FirstCall/ — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL - News) today announced that it will initiate an offering of 3,165,000 shares of common stock under existing shelf registration statements. Of the shares offered, 2,850,000 of the shares will be offered by Rigel and 315,000 of the shares will be offered by selling stockholders. It is currently anticipated that the underwriters will be granted an over-allotment option by Rigel and the selling stockholders for an additional 474,750 shares.

Credit Suisse First Boston will be acting as the lead manager for the offering. Needham & Company, Inc., Thomas Weisel Partners LLC and Fortis Securities Inc. will be acting as co-managers of the offering.

A preliminary prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission but remains subject to completion. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and related prospectuses are delivered in final form. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Copies of the preliminary prospectus supplement and related prospectuses relating to the offering may be obtained from Credit Suisse First Boston, One Madison Avenue, Prospectus Department, New York, New York 10010-3629 (Telephone number 212-325-2580).

About Rigel

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has three initial development programs: asthma/allergy, hepatitis C and rheumatoid arthritis. Rigel has begun clinical testing of its first two product candidates, R112 for allergic rhinitis and R803 for hepatitis C, and plans to begin clinical trials of two additional drug candidates, for the treatment of rheumatoid arthritis and asthma, by the end of 2004.

This press release contains “forward-looking” statements, including statements related to anticipated future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “intends” and “plans” are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s plans to differ materially from those indicated by these forward-looking statements, including risks associated with the timing of clinical trials, as well as other risks, detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Rigel does not undertake any obligation to update forward-looking statements.

Source: Rigel Pharmaceuticals, Inc.